A special meeting of each fund's shareholders was held on December 13, 2007. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To amend the Declaration of Trust to reduce the required quorum for shareholder meetings.A
	# of Votes	% of Votes
Affirmative	45,014,793,255.82	80.372
Against	6,871,112,667.08	12.268
Abstain	2,163,456,438.02	3.863
Broker Non-Votes	1,958,633,563.89	3.497
TOTAL	56,007,995,924.81	100.000
PROPOSAL 2
To elect the nominees specified below as Trustees.A
James C. Curvey
Affirmative	53,384,952,361.03	95.317
Withheld	2,623,043,563.78	4.683
TOTAL	56,007,995,924.81	100.000
Dennis J. Dirks
Affirmative	53,595,104,608.67	95.692
Withheld	2,412,891,316.14	4.308
TOTAL	56,007,995,924.81	100.000
Albert R. Gamper, Jr.
Affirmative	53,570,235,221.69	95.647
Withheld	2,437,760,703.12	4.353
TOTAL	56,007,995,924.81	100.000
George H. Heilmeier
Affirmative	53,166,350,588.50	94.926
Withheld	2,841,645,336.31	5.074
TOTAL	56,007,995,924.81	100.000
Edward C. Johnson 3d
Affirmative	53,230,508,654.93	95.041
Withheld	2,777,487,269.88	4.959
TOTAL	56,007,995,924.81	100.000
James H. Keyes
Affirmative	53,549,161,456.52	95.610
Withheld	2,458,834,468.29	4.390
TOTAL	56,007,995,924.81	100.000
Marie L. Knowles
Affirmative	53,543,925,066.86	95.601
Withheld	2,464,070,857.95	4.399
TOTAL	56,007,995,924.81	100.000
Ned C. Lautenbach
Affirmative	53,547,116,322.50	95.606
Withheld	2,460,879,602.31	4.394
TOTAL	56,007,995,924.81	100.000
Cornelia M. Small
Affirmative	53,564,793,514.25	95.638
Withheld	2,443,202,410.56	4.362
TOTAL	56,007,995,924.81	100.000
William S. Stavropoulos
Affirmative	53,426,544,502.76	95.391
Withheld	2,581,451,422.05	4.609
TOTAL	56,007,995,924.81	100.000
Kenneth L. Wolfe
Affirmative	53,229,881,790.63	95.040
Withheld	2,778,114,134.18	4.960
TOTAL	56,007,995,924.81	100.000

A Denotes trust-wide proposal and voting results.